Exhibit 32

Officers’ Section 1350 Certifications

     Each of the undersigned officers of Tarragon Corporation, a Nevada corporation (the “Company”), hereby certifies that (i) the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2005, fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and (ii) the information contained in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2005, fairly presents, in all material respects, the financial condition and results of operations of the Company, at and for the periods indicated.

Date: May 10, 2005	/s/William S. Friedman
	Name:	William S. Friedman
	Title:	Chief Executive Officer

/s/ Erin D. Pickens
Name:	Erin D. Pickens
Title:	Executive Vice President and Chief Financial Officer